Pioneer Exploration Inc.

SYMBOL                                OTC:BB  PIEX

PRESS RELEASE                                                                                                           November 7, 2008
Corporate Office:
Suite 202 – 750 West Pender St.
Vancouver, BC
CANADA  V6C 2T7
Tel: (210) 401 9857                                           Fax:           (210) 401 9858
email           pioneerexploration@yahoo.com                                                                web           www.pioneerexplorationinc.com

Pioneer Exploration Signs Memorandum of Understanding

Pioneer Exploration Inc. (PIEX) announces it has signed a Memorandum of Understanding to acquire 125,000 shares of Macallan Oil & Gas Inc. a private Barbados Company.  Macallan’s major asset is a 39% net revenue interest in an oil discovery named the South Erin Block in Trinidad & Tobago.

About the South Erin Block, Trinidad & Tobago

The South Erin Block is comprised of approximately 1,350 acres in southwest Trinidad, which is about 40 miles southwest of the Port of Spain and approximately 18 miles southwest of San Fernando. The participants in the South Erin Block oil development program are Maxim Resources with a 69% working interest before payout and a 41% percent net revenue interest (after payout), the Operator with a 20% net revenue interest after payout, and Macallan Oil and Gas a 39% net revenue interest after payout. This largely unexplored farm out block is west of and adjacent to the Erin/Palo Seco oil block, from which BP and Texaco Oil have produced over 200 million barrels of oil.

The South Erin Block discovery well was drilled in July 2006 to a depth of 6000 feet and flow rates were:

Zone 1 The Lower Forest A Sand
At 3100 ft – 80 ft of net pay 12/64 choke – 620 PSI
Flowing Tubing Head Pressure – 320 BOPD

Zone 2 The Lower Forest B Sand
At 3200 ft – 100 ft of net pay 12/64 choke – 500 PSI
Flowing Tubing Head Pressure - 282 BOPD

Zone 3 The Middle Cruse Sand
At 5000 ft – 30 ft of net pay 1/4 choke – 420 PSI
Flowing Tubing Head Pressure - 120 BOPD
Total Cumulative Flow Rate for all three zones - 722 BOPD

The well went into production using the top zone, the lower Forest A. The well was choked back to a production rate of +/- 200 BOPD. The crude is being transported 7 days per week to a designated storage tank at Petrotrin’s point-of-sale facility at Point Fortin.

The South Erin Project has been granted a certificate of environmental clearance (CEC) from the Environmental Management Authority (EMA) to drill 47 development wells, installation of a tank farm and interconnecting pipeline.

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The first four development wells will be drilled on the block which hosts the ER-98 discovery oil well. The wells in this portion of the program will be drilled to a planned 3,500 feet and are anticipated to intersect the lower forest A and B sands, as observed in ER-98.

The first development well of this program has been successfully drilled to a total depth of 3,500 feet. Two potential pay zones have been encountered. The well has been logged and production casing is being run. The well will require two to three weeks of testing to determine flow rates.

For complete information please visit the Company’s web site at www.pioneerexplorationinc.com

Terms of the Acquisition

The total purchase price is $CDN93,750 with $15,375 due within 10 days of closing a definitive agreement, 4 payments of $16,875 every 60 days thereafter and a final payment of $10,875, 60 days later, representing 2.1% of the issued and outstanding shares of Macallan Oil and Gas.

On Behalf of the Board of Directors

Tom Brady

Director, Secretary Treasurer

Contact                      Tom Brady
Pioneer Exploration Inc.
750 West Pender St. Suite 202
Vancouver, British Columbia
Canada V6C 2T7
Tel:           1 210 401 9857
Fax           1 210 401 9858
email           pioneerexploration@yahoo.com
web           www.pioneerexplorationinc.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. This communication to shareholders and the public contains certain forward-looking statements. Actual results may differ materially from those indicated by such statements. All statements, other than statements of historical fact, included herein, including, without limitations statements regarding future production, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No Stock Exchange has reviewed nor accepts responsibility for the adequacy or accuracy of this release.

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